SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-K


Current Report


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):   August 19, 1997


CATERPILLAR INC.
(Exact name of registrant as specified in its charter)


Delaware
(State or other jurisdiction of incorporation)


1-768
(Commission File Number)


37-0602744
(IRS Employer I.D. No.)


100 NE Adams Street, Peoria, Illinois
(Address of principal executive offices)


61629
(Zip Code)


Registrant's telephone number, including area code:  (309) 675-1000


Item 5.  Other Events

     Caterpillar Inc.'s growth initiatives, which have propelled the company to three consecutive years of record sales and earnings, have boosted the company's need for professional and technical employees and will require additional office space in the Peoria area.
     "We've hired more people since the beginning of 1996 until now than in any similar time period in recent company history," said Group President Gerald S. Flaherty. "As we continue to add to our work force to support our growth initiatives, we'll also be investing to accommodate the additional people."
     The company will invest $36 million to renovate three facilities in Peoria, East Peoria and Mossville; and relocate and centralize employees to improve efficiencies. The projects will create an additional 360,000 square feet of office and product training lab space.
     "These investments underscore Caterpillar's commitment to strengthening our global leadership position from our worldwide base in Peoria," Flaherty said. "Since the beginning of 1996, we've hired more than 1,200 new employees, most of whom are working in the Peoria area in accounting, engineering, information services and marketing positions. Our world-class employee team will allow us to continue to meet and anticipate the needs of customers for products and services that have a technological edge and a product support and distribution system that is second to none," Flaherty said.
     "This announcement is great news for the Peoria area," said William Browning, president of the Economic Development Council
for the Peoria Area.   "Communities around the country are
actively courting new businesses to bring in the types of jobs that Caterpillar is continually adding in our community. The growth in Caterpillar's technical and professional jobs is the best kind of diversity for this community."
     "Once again, Caterpillar has demonstrated its leadership and dedication to the future growth and development of the entire Peoria area," said Mayor Bud Grieves. "By creating new jobs and investing in new office space, Caterpillar is adding to our economic base the same as a new business coming to town would. It's great news."
     As part of the renovation and relocation process, employees at the Track-Type Tractors Division will move from their current location at the Southtown facility on Jefferson Street to a newly renovated building in East Peoria.
     "The Southtown location served us well, but as the company continues to grow and we've identified other enterprise needs for this facility, we see real benefit in returning to East Peoria," said James E. Despain, vice president responsible for the Track-Type Tractors Division. "We'll be closer to our manufacturing locations, yet our division headquarters will still be under one roof."
     East Peoria Mayor Jeff Giebelhausen said, "We're pleased to have the headquarters for Caterpillar's tractor business back in East Peoria. These investments on both sides of the river are a real plus to the combined efforts of our communities to encourage growth and create new jobs."
     Included in the $36 million investment is completion of Caterpillar's Southtown facility, which will allow many of the company's product and service support organizations to be located under one roof. The facility was originally designed for this purpose. Employees from several locations in Peoria and East Peoria will move into the Southtown facility once the Track-Type Tractors Division moves.
     "This move will allow us to be more efficient as we continue to develop and launch our worldwide product support systems to better assist our dealers and customers," said James Baldwin, vice president responsible for the Parts & Service Support Division.
     Bids for the work are expected to be let in third-quarter 1997. Renovations are scheduled to begin in fourth-quarter 1997 and be completed in 1999, with some facilities ready for use in third-quarter 1998.

**********

                         Caterpillar Inc.
                         Signs of growth

  * The company anticipates average annual real growth of 5 to 7 percent in the next decade, most coming from new products and expanded coverage.
  * Sales and revenues are expected to more than double -- to more than $30 billion in the next decade.
  * New product introductions have increased dramatically in the last few years. In 1995 and 1996, the company introduced 97 new or improved models to the marketplace.
  * Today's products and support systems feature leading edge technologies that set Caterpillar apart from its competitors. There's greater emphasis on electronics, diagnostics and integrated systems and processes than ever before.
  * Development, implementation and support of a fully integrated worldwide information system that links Caterpillar with dealers, large customers and suppliers is well underway to create added value through our global distribution system.
  * Cat Logistics Services, a subsidiary that provides third-party logistics using Caterpillar's product distribution expertise, is seeing double-digit annual revenue growth.

Certain information in this filing is forward looking and involves risks and uncertainties that could significantly impact expected results. A discussion of those risks and uncertainties is contained in Form 8-K filed with the Securities and Exchange Commission on July 22, 1997.


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          CATERPILLAR INC.



                                          By:  /s/ R. Rennie Atterbury III
                                               R. Rennie Atterbury III
                                                   Vice President


Date:  August 19, 1997